RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109

                                  -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on June 8, 1999


TO THE STOCKHOLDERS OF
RIVIERA HOLDINGS CORPORATION

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Riviera Holdings Corporation, a Nevada corporation (the "Company"), will be held at the Riviera Hotel & Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on June 8, 1999, at 2 p.m., local time, for the following purposes:

                  1.    To elect a Board of Directors;

                  2. To adopt an amendment to the Second Restated Articles of Incorporation of the Company which will provide that all persons owning or controlling securities of the Company and its affiliated companies (which securities were acquired after the amendment becomes effective) must comply with all gaming laws in each jurisdiction in which the Company or its affiliated companies conduct or plan to conduct gaming activities. The amendment would also provide that the Company could redeem, or force the divestiture of, the Company's securities owned by any person or an affiliate of such person who was found to be "unsuitable" by a gaming authority to own or control securities of the Company or any of its affiliated companies, or who causes the Company or any of its affiliated companies to be threatened with the loss of any gaming license. The full text of the proposed amendment is included in the proxy statement as Annex I; and

                  3. To consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed Friday, May 7, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of Common Stock, par value $.001 per share, at the close of business on such date (the "Stockholders") shall be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of Stockholders is open to the examination of any Stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

         A copy of the Company's Annual Report for the fiscal year ended December 31, 1998 is enclosed herewith. A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1998 will be provided, without charge, to any Stockholder upon written request.

                                             By Order of the Board of Directors,


                                             William L. Westerman
                                             Chairman of the Board
Dated: May        ,1999

YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED.

                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109


                                 PROXY STATEMENT
                       for Annual Meeting of Stockholders
                           to be held on June 8, 1999
                                                          May____, 1999
TO THE STOCKHOLDERS:

         This Proxy Statement ("Proxy Statement") is being furnished to stockholders of Riviera Holdings Corporation, a Nevada corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders (including any adjournments or postponements thereof, the "Annual Meeting") to be held at the Riviera Hotel & Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on Tuesday, June 8, 1999 at 2 p.m., local time. The Company expects the date on which this Proxy Statement and the accompanying form of proxy will be sent to the stockholders to be on or prior to May 14, 1999.

         All holders of record (the "Stockholders") of the Company's common stock, par value $.001 per share (the "Common Stock"), at the close of business on Friday, May 7, 1999 (the "Record Date") are entitled to one vote at the meeting for each outstanding share of Common Stock as of the Record Date held by such shareholder. At the close of business on April 7, 1999, 5,068,376 shares of Common Stock were outstanding.

         The Board of Directors requests each Stockholder to execute and return the enclosed proxy as soon as possible. The person who signs the proxy must be either (i) the registered Stockholder of such shares of Common Stock or (ii) a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity on behalf of such registered Stockholder. A Stockholder can, of course, revoke a proxy at any time before it is voted, if so desired, by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any such filing should be sent to Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109; Attention:
Secretary. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

         The Company is paying all costs of the solicitation of proxies, including the expenses of printing and mailing to its Stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the enclosed proxy and the Annual Report. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission, in sending proxies and proxy materials to the beneficial owners of the Company's Common Stock. Officers or employees of the Company may also solicit proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.

                          PURPOSE OF THE ANNUAL MEETING

         At the Annual Meeting, the Stockholders will consider and vote upon:

                  1. the election of four directors to hold office until the next annual meeting and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company;

                  2. to adopt an amendment to the Second Restated Articles of Incorporation of the Company which will provide that all persons owning or controlling securities of the Company and its affiliated companies (which securities were acquired after the amendment becomes effective) must comply with all gaming laws in each jurisdiction in which the Company or its affiliated companies conduct or plan to conduct gaming activities. The amendment would also provide that the Company could redeem, or force the divestiture of, the Company's securities owned by any person or an affiliate of such person who was found to be "unsuitable" by a gaming authority to own or control securities of the Company or any of its affiliated companies, or who causes the Company or any of its affiliated companies to be threatened with the loss of any gaming license. The full text of the proposed amendment is included in the proxy statement as Annex I; and

                  3. such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

                             VOTE REQUIRED; PROXIES

         The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date is required for a quorum at the Annual Meeting. If a quorum is present, those nominated directors who receive an affirmative vote of a majority of the shares represented at the meeting shall be elected. Accordingly, shares which are counted toward a quorum but are not voted in the election of directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) could prevent the election of any of the nominees for director. In addition, the affirmative vote of the Stockholders holding at least sixty percent (60%) of the voting power of the Common Stock outstanding on the Record Date will be required to adopt the Amendment. Any Shares not voted in favor of the adoption of the Amendment, including abstentions, will have the effect of a vote against the Amendment. For all other matters submitted to Stockholders at the meeting, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for approval. As a result, abstention votes will have the effect of a vote against such matters.

         Shares of Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted (1) FOR the election of all of the nominees for director named in this Proxy Statement, (2) FOR the adoption of the Amendment, and (3) in the discretion of the persons named in the proxies as proxy appointees as to any other matter that may properly come before the Annual Meeting.

         Shares held by brokers and other Stockholder nominees may be voted on certain matters but not others. This can occur, for example, when the broker or nominee does not have the discretionary authority to vote shares of Common Stock and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on other matters. These are known as "non-voted" shares. Non-voted shares will be counted for purposes of determining whether there is a quorum at the meeting, but with respect to the matters as to which they are "non- voted," they will have no effect upon the outcome of the vote thereon.


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of four members, all of whom have been nominated for election at the Annual Meeting. If elected, such directors will hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company.

                                    Directors

         The following table sets forth certain information as of April 5, 1999 regarding the four nominees for director:


Name                                      Age    Position

William L. Westerman                       67    Chairman of the Board and Chief Executive Officer of the
                                                 Company and Riviera Operating Corporation ("ROC"), a wholly-
                                                 owned subsidiary of the Company, and President of the Company
Robert R. Barengo                          57    Director of the Company and ROC
Richard. L. Barovick                       69    Director of the Company and ROC
James N. Land, Jr.                         69    Director of the Company and ROC


William L. Westerman has been Chairman of the Board and Chief Executive Officer of the Company since February 1993. Mr. Westerman was a consultant to Riviera, Inc. from July 1, 1991 until he was appointed Chairman of the Board and Chief Executive Officer of Riviera, Inc. (the Company's predecessor) on January 1, 1992. From 1973 to June 30, 1991, Mr. Westerman was President and Chief Executive Officer of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products, and then later had several positions with Alusuisse, a multi-national aluminum and chemical company, following its acquisition of Cellu-Craft in 1989.

         Robert R. Barengo has been a Director of the Company and ROC since February 1993. Mr. Barengo was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. Since 1972, Mr. Barengo has been engaged in the private practice of law in Reno, Nevada. From 1978 to 1993, Mr. Barengo was Speaker Pro Tempore and Speaker of the Nevada Assembly. From October 1992 to May 1996, Mr. Barengo was a director and 10% shareholder of Leroy's Horse & Sports Place, Inc. ("Leroy's"). In May 1996, Leroy's became a wholly owned subsidiary of American Wagering, Inc. ("AWI"), a publicly held corporation listed on NASDAQ. Since May 1996, Mr. Barengo has been a director of AWI and currently owns 7% of the outstanding stock of AWI. Since 1993, Mr. Barengo has been the President and the sole stockholder of Silver State Disseminators Company, a company licensed by Nevada gaming authorities to disseminate racing information in the State of Nevada and Chairman of the Nevada Dairy Commission.

         Richard L. Barovick is currently a private investor and a founder and member of the board of the Bank of Westport, in Westport, Connecticut. Mr. Barovick was elected a director of the Company and ROC on August 4, 1998. Mr. Barovick was Chief Executive Officer of Grundy Worldwide from 1994 until it was acquired by Pearson plc in May, 1995. From 1991 to 1994, Mr. Barovick was Managing Director and a member of the Board of Grundy. Mr. Barovick graduated from the Harvard Law School and shortly thereafter joined the legal department of MCA/Universal, where he was involved in the financial and administrative aspects of television packaging. Thereafter, Mr. Barovick was in private practice and served, at various times, as General Counsel to the New York Jets and Association of Tennis Professionals, special counsel to IBM, Time Incorporated, The William Morris Agency, Reader's Digest Entertainment, MCA, Inc., and HBO, among others.

         James N. Land, Jr. is currently a corporate consultant. Mr. Land was elected a director of the Company and ROC on January 21, 1999. Mr. Land is a director of Raytheon Company and E. W. Blanch Holdings, Inc. During the period 1956 to 1976, Mr. Land was employed by The First Boston Corporation in various capacities, including Director, Senior Vice President, Co-Head of Corporate Finance, and Head of International Operations. From 1971 through 1989, he served as a director of various companies, including Kaiser Industries Corporation, Marathon Oil Company, Castle & Cooke, Inc., Manville Corporation, NWA, Inc. and Northwest Airlines, Inc. Since 1976, Mr. Land has been a financial consultant to such companies as Castle & Cooke, Inc., Kaiser Cement Corporation, Kaiser Steel Corporation, Scripps League Newspapers, Inc., Xerox Corporation, PPG Industries, Inc., Mellon Bank, McLeod Young & Weir, Shilling & Co., Pollio Dairy Products, Air Products and Chemicals, Inc. and Cellu-Craft, Inc.

Compensation of Directors

         Each of Messrs. Barengo, Barovick and Land is paid an annual fee of $50,000 for services as a director of the Company and ROC. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors. On March 5, 1996 the Board of Directors adopted a Nonqualified Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), which was approved by the stockholders on May 10, 1996. Under the Directors' Option Plan, each individual elected, re-elected or continuing as a non-employee director will automatically receive a non-qualified stock option for 2,000 shares of Common Stock, with an option exercise price equal to the fair market value of the Common Stock on the date of grant. 50,000 shares have been reserved for issuance under the Directors' Option Plan. Under the Directors' Option Plans, options to purchase 2,000 shares at an exercise price of $13.25 were granted to Mr. Barengo on May 10, 1996, options to purchase 2,000 shares at an exercise price of $13.50 were granted to Mr. Barengo on May 12, 1997, and options to purchase 2,000 shares at an exercise price of $9.00 were granted to Mr. Barengo on May 11, 1998. Upon becoming Directors of the Company, under the Directors' Option Plan Mr. Barovick was granted options to purchase 2,000 shares at an exercise price of $7.50 on August 4, 1998, and Mr. Land was granted options to purchase 2,000 shares at an exercise price of $5.50 on January 21,1999. Options to purchase 2,000 shares at an exercise price of $9.00 were granted to Phillip P. Hannifin on May 11, 1998. Options to purchase 2,000 shares at an exercise price of $9.00 were granted to William Friedman on May 11, 1998. Messrs. Hannifin and Friedman resigned from the Board of Directors on June 24, 1998 and July 27, 1998, respectively. Directors who are also officers or employees of the Company or ROC do not receive any additional compensation for services as a director. Currently, Mr. Westerman is the only such director. The Board of Directors has granted the members of the Compensation Committee the right to elect to receive all or part of their annual fees in the form of the Company's Common Stock in a number of shares having a fair market value equal to the cash compensation subject to such election pursuant to the Company's Compensation Plan for Directors serving on the Compensation Committee. Of the 50,000 shares reserved for issuance under this plan, 3,103 shares were issued to Mr. Barengo for a portion of his director's fees in 1996 and 877 shares were issued to Mr. Barengo for a portion of his director's fees in 1997.

Board of Directors and Committee Meetings

         The Company established an Audit Committee at the beginning of 1994. The Audit Committee is composed of Messrs. Barengo, Barovick and Land. The Audit Committee recommends to the Board of Directors the selection of an auditor, reviews the plan and scope of an audit, reviews the auditors' critique of management and internal controls and management's response to such critique and reviews the results of the audit.

         The Company and ROC each has a Compensation Committee composed of Messrs. Barovick and Land. The Compensation Committee is responsible for recommending executive compensation programs to the Board of Directors and for approving all compensation decisions with respect to the Chief Executive Officer and his recommendations for the other executive officers of the Company.

         In 1998, the Audit Committee met 2 times and the Compensation Committee met 2 times.

         In 1998, the Board of Directors of the Company held 12 meetings. No member of the Board of Directors attended in 1998, fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he has been a director and (2) the total number of meetings held by all committees on which he served.

         The Board of Directors recommends that Stockholders vote "FOR" each of the nominees listed above.


                                 PROPOSAL NO. 2
                   AMENDMENT TO THE ARTICLES OF INCORPORATION

         The Board of Directors has approved a proposal to adopt an amendment (the "Amendment") to the Company's Second Restated Articles of Incorporation. The affirmative vote of the holders of sixty percent of the shares of Common Stock outstanding on the Record Date is required to approve and adopt the Amendment. The Board of Directors is proposing the Amendment at this time because the Company, through Riviera Black Hawk, is constructing a casino in Black Hawk, Colorado, which will subject the Company to the jurisdiction of the gaming authorities in Colorado, and may in the future conduct gaming activities in additional jurisdictions.

         The following is a description of the material provisions of the proposed Amendment. However, Stockholders are encouraged to read the full text of the Amendment, which is included in this Proxy Statement as Annex I. Terms which are capitalized in this summary but not otherwise defined have the definitions assigned to them in the Amendment.

         If adopted, the Amendment would require that all Persons Owning or Controlling securities of the Company and any Affiliated Companies (which were acquired after the Amendment becomes effective), as well as directors and officers of the Company and Affiliated Companies, must comply with all requirements of Gaming Laws in each Gaming Jurisdiction in which the Company or Affiliated Companies conduct or seeks to conduct Gaming Activities. The Amendment would provide that all securities of the Company shall be held subject to the requirements of such Gaming Laws.

         An entity is an "Affiliated Company" if it is affiliated with or controlled, directly or indirectly, by the Company, and is or is seeking to be registered or licensed under Gaming Laws.

         The Amendment would also provide that the Company can redeem the securities of an Unsuitable Person, or an Affiliate of an Unsuitable Person, and can also force such Persons to divest of the securities of the Company if the Company chooses not to redeem such securities. An Unsuitable Person is a Person which Owns or Controls securities of the Company or in any Affiliated Company, or an Affiliate of such Person, who meets one of the following criteria:

              o     a Gaming  Authority  has  determined  that  such  Person  is unsuitable to Own or Control such securities or is unsuitable to be connected or associated with a Person engaged in Gaming Activities in that Gaming Jurisdiction;

              o a Gaming Authority has determined that a Person has an Affiliate that is unsuitable to Own or Control such securities or unsuitable to be connected or associated with a Person engaged in Gaming Activities in that Gaming Jurisdiction;

              o the Person has caused or threatens to cause the Company or any Affiliated Company to lose a Gaming License or the Board of Directors of the Company believes such Person will likely jeopardize the Company's or any Affiliated Company's use of, entitlement to or application for a Gaming License.

         The Company can redeem the securities Owned or Controlled by an Unsuitable Person to the extent required by any Gaming Authority, or as required to comply with Gaming Laws to obtain or maintain Gaming Licenses in such jurisdictions, or to the extent determined by the Board of Directors in good faith to be necessary or advisable. Following the time the Company notifies an Unsuitable Person of the redemption, the securities to be redeemed shall no longer be deemed to be outstanding and all rights of the Unsuitable Person shall cease, other than the right to receive the redemption price. The redemption price will be the price per share required to be paid by the Gaming Authority making the finding of unsuitability. If the Gaming Authority does not require a certain price to be paid, the redemption price will be the amount deemed reasonable by the corporation, which shall not be in excess of the closing sales price of the securities on the national securities exchange on which the shares were listed on the date of the redemption notice (or as quoted in the NASDAQ national market or the mean between the bid and asked price on any system on which the securities are then quoted). The redemption price will be paid in cash or promissory notes, or a combination of both, as the Gaming Authority requiring the redemption may direct. If no direction is given by the Gaming Authority, the redemption price will be paid in the manner elected by the Company.

         The Amendment also provides that if the Board of Directors determines that a redemption of the securities of an Unsuitable Person would adversely affect the Corporation, the Company may require the Unsuitable Person to divest of such securities by a certain date by selling the securities in a manner which would not violate federal or state securities laws and which would not result in any other Person being required to be licensed or registered by a Gaming Authority. The Company may, but is not obligated to, register the securities to be divested under the federal securities laws.

         Additionally, the Amendment will provide that an Unsuitable Person will not be permitted to receive dividends on, or vote, the securities or receive any other remuneration from the Company until the securities are redeemed or divested. The Amendment will require the Company to include, in each future indenture governing debt securities issued by the Company or an Affiliated Company, provisions containing the same requirements as those contained in the Amendment.

         If approved, the Amendment will take effect prospectively and the provisions regarding Unsuitable Persons would not apply to holders of the Company's securities on the date the Amendment becomes effective.

OTHER INFORMATION

Executive Officers

         The following table sets forth certain information as of March 31, 1999 regarding the executive officers of the Company and ROC:


Name                               Age          Position

William L. Westerman               67           Chairman of the Board and Chief Executive Officer of the
                                                Company and ROC, and President of the Company
Duane R. Krohn                     53           Treasurer of the Company, and Executive Vice President of
                                                Finance and Treasurer of ROC
John A. Wishon, Esq.               54           Vice President and General Counsel of ROC, Secretary of the
                                                Company and ROC
Ronald P. Johnson                  50           Executive Vice President of Gaming Operations of ROC
Robert A. Vannucci                 51           Executive Vice President of Marketing and Entertainment of ROC
Jerome P. Grippe                   56           Senior Vice President of Operations of ROC
Robert E. Nickels, Sr.             69           Senior Vice President of Administration of ROC
Michael L. Falba                   56           Vice President of Casino Operations of ROC

         For a description of the business experience of William L. Westerman, see "Directors."

         Duane R. Krohn, CPA, assumed the position of Treasurer of the Company and ROC on June 30, 1993 and was elected Vice President of Finance of ROC on April 26, 1994, and Executive Vice President of Finance of ROC on July 1, 1998. Mr. Krohn was initially employed by Riviera, Inc. in April 1990, as Director of Corporate Finance and served as Vice President-Finance from March 1992 to June 30, 1993. Mr. Krohn served as Chief Financial Officer of Imperial Palace, Inc. (a casino/hotel operator in Las Vegas) from February 1987 to March 1990. Prior to 1987, Mr. Krohn was Chief Financial Officer of the Mint and the Dunes in Las Vegas, Nevada, and Bally's Park Place in Atlantic City, New Jersey.

         John A. Wishon, Esq. was elected Secretary of the Company and ROC, and General Counsel of ROC in September 1994, and was elected Vice President of ROC in November 1996. Mr. Wishon was initially employed by ROC as a Marketing Analyst in February 1994. From January 1992 to February 1994, Mr. Wishon was a legal and management consultant to Gold River Gambling Hall & Resort, the Bicycle Club Casino, and Tierra del Sol Casino Resort. From October 1990 to January 1992, Mr. Wishon served as Vice President of Hotel Operations and later as Vice President of Administration and Legal Affairs at the Sands Hotel Casino in Las Vegas. Prior to December 1988, Mr. Wishon served as General Manager of the Airtel Plaza and Westwood Plaza Hotels in Los Angeles, California. From 1976 until 1988, Mr. Wishon was Senior Vice President of the Hotel del Coronado Corporation and held the positions of Resident Manager and General Counsel. Mr. Wishon is a member of the Nevada and California Bars, has practiced law with emphasis on real estate and contract law and has been employed in law enforcement.

         Ronald P. Johnson became Vice President of Gaming Operations of ROC in September 1994, and Executive Vice President of Gaming Operations of ROC on July 1, 1998. Mr. Johnson became Director of Slots of ROC on June 30, 1993 and was elected Vice President of Slot Operations and Marketing on April 26, 1994. Mr. Johnson was

Vice President-Slot Operations and Marketing of Riviera, Inc. from April 1991 until June 30, 1993. Mr. Johnson was Vice President-Slot Operations for Sands Hotel and Casino Inc. from September 1989 until he joined Riviera, Inc. From September 1986 until September 1989, Mr. Johnson was Assistant Slot Manager at Bally's Grand Las Vegas.

         Robert A. Vannucci was elected Vice President of Marketing and Entertainment of ROC on April 26, 1994, and Executive Vice President of Marketing and Entertainment on July 1, 1998. Mr. Vannucci had been Director of Marketing of ROC since July 19, 1993. Mr. Vannucci was Senior Vice President of Marketing and Operations at the Sands Casino Hotel in Las Vegas from April 1991 to February 1993. Mr. Vannucci was Vice President and General Manager of Fitzgerald's Las Vegas (a casino/hotel operator) from 1988 to January 1991.

         Jerome P. Grippe was elected Vice President of Operations of ROC on April 26, 1994, and Senior Vice President of Operations of ROC on July 1, 1998. Mr. Grippe became Director of Operations of ROC on June 30, 1993. Mr. Grippe was Assistant to the Chairman of the Board of Riviera, Inc. from July 1990 until May 1993. Mr. Grippe had served in the United States Army from 1964 until his retirement as a Colonel in July 1990.

         Robert E. Nickels, Sr. was elected Vice President of Administration of ROC on June 30, 1993, and Senior Vice President of Administration of ROC on July 1, 1998. From March 1992 until June 30, 1993, Mr. Nickels was Vice President-Administration of Riviera, Inc. From November 1991 to February 1992, Mr. Nickels was a self- mployed business consultant. From March 1979 to April 1986, Mr. Nickels was Director of Internal Audit for MGM- Reno. From April 1986 to November 1991, Mr. Nickels served as Vice President of Administration at Bally's Reno and Las Vegas.

         Michael L. Falba was elected Vice President of Casino Operations of ROC on April 26, 1994. Mr. Falba became Director of Casino Operations of ROC on June 30, 1993. Mr. Falba was employed by Riviera, Inc. from March 1989 until November 1991 as Assistant Casino Manager, and from November 1991 to June 30, 1993 as Vice President of Casino Operations.

         Officers of each of the Company and ROC serve at the discretion of their respective Boards of Directors and are also subject to the licensing requirements of the Nevada Gaming Commission.

                       Compensation of Executive Officers

         The following table sets forth a summary of the compensation paid by the Company in the Years ended December 31, 1995, 1996 and 1997, to the Chief Executive Officer of the Company and ROC, and to the Company's four most highly compensated executive officers who received over $100,000 in compensation during 1997 from the Company (collectively, the "Named Executive Officers").


                                               Summary Compensation Table

Name and                                                                         Other Annual           All Other
Principal Position                  Year        Salary           Bonus           Compensation         Compensation(1)
William L. Westerman                1998       $600,000(4)       $900,000(4)      $413,300 (3)(4)                 $2,402
Chairman of the Board and           1997           600,000             -----           782,175(3)                  1,809
Chief Executive Officer of the      1996           400,000      1,213,969(2)           441,375(3)                  1,566
Company and ROC

Ronald P. Johnson                   1998           188,757            84,000                7,300                    818
Executive Vice President of         1997           180,996            82,000                7,175                    763
Gaming Operations of ROC            1996           170,961           100,000                6,875                    791

Robert Vannucci                     1998           183,710            84,000                7,300                    818
Executive Vice President of         1997           167,055            82,000                7,175                    681
Marketing and Entertainment         1996           145,961           100,000                6,875                    536
of ROC

Duane R. Krohn                      1998           160,040            84,000                7,300                    563
Treasurer of the Company and        1997           123,351            82,000                7,175                    394
Executive Vice President of         1996           117,715           100,000                6,875                    408
Finance and Treasurer of ROC

Jerome P. Grippe                    1998           134,196            84,000                7,300                    469
Senior Vice President of            1997           122,580            82,000                7,175                    394
Operations of ROC                   1996           118,653           100,000                6,837                    408

(1)      Includes premiums paid by the Company for excess life insurance.
(2) Includes $614,000 of Mr. Westerman's 1996 Incentive Bonus which was credited to his retirement account pursuant to his employment agreement.
(3)      Includes   contributions  to  Mr.  Westerman's  retirement  account  of
         $406,000 in 1998, $775,000 in 1997, and $425,000 in 1996. Does not
         include interest earned on retirement account of $410,159 in 1998 and $343,914 in 1997.
         (See "Employment Agreements")
(4) See "Employment Agreements" for a summary of certain of the provisions of Mr. Westerman's employment agreement.

Option Grants

         The number of shares available for purchase under the Company's 1993 Employee Stock Option Plan, as amended (the "Stock Option Plan") is 1,000,000 (as adjusted pursuant to antidilution provisions). Options for an aggregate of 770,000 shares have been granted under the Stock Option Plan as of December 31, 1998. During the Company's 1998 fiscal year, 95,000 options were granted under the Stock Option Plan.

Option Exercises, Year-End Options Values and Option Grants in 1998

         The following table presents at December 31, 1998 the value of unexercised in-the-money options held by the Named Executive Officers.

                                                        Number of                                 Value of Unexercised,
                                                   Unexercised Options                             In-The-Money Options
Name                                               Vested       Not Vested                        Vested        Not Vested
----                                               ------       ----------                       -----------    -----------
William L. Westerman                              240,000           80,000                              $0              $0
Ronald P. Johnson                                   7,750            9,250                               0               0
Duane R. Krohn                                      7,750            9,250                               0               0
Robert Vannucci                                     7,750            9,250                               0               0
Jerome P. Grippe                                    7,000            7,000                               0               0

         The following table presents options granted during 1998.

                                                Individual Grants                      Potential Realizable Value at
                                                                                          Assumed Annual Rates of
                            ---------------------------------------------------------   Stock Price Appreciation for
                                            Percent of                                           Option Term
                             Number of     Total Option    Exercise of                        ------------------
                             Underlying     Granted to     Base Price
                              Options      Employees in    Per Share      Expiration
Name                          Granted         1998                          Date
----                                                                                          5%          10%
                            ------------   ------------   ------------   ------------     ---------     ---------
Ronald P. Johnson              10,000         10.5%          7.000         6/11/08        $114,023      $181,562
Duane R. Krohn                 10,000         10.5%          7.000         6/11/08        114,023       181,562
Robert Vannucci                10,000         10.5%          7.000         6/11/08        114,023       181,562
Jerome P. Grippe                7,000          7.4%          7.000         6/11/08         79,816       127,093

The following table presents aggregated option exercises during 1998 and their values as of December 31, 1998.

                                                             Number of Securities          Value of Unexercised
                                                           Underlying Unexercised        In-The-Money Options at
                                   Options Exercised         Options at 12/31/98               12/31/98(1)
                                  Shares      Value
Name                            Acquired   Realized (1)    Exercisable    Unexerciable      Exercisable    Unexercisable
----                            --------   -----------     -----------    -----------       -----------    -------------
William L. Westerman             180,000     $1,400,000        240,000         80,000          $0.00          $0.00
Ronald P. Johnson                 18,000        147,875          7,750          9,250           0.00           0.00
Duane R. Krohn                    18,000        140,000          7,750          9,250           0.00           0.00
Robert Vannucci                   14,168        116,461          7,750          9,250           0.00           0.00
Jerome P. Grippe                  14,168        116,461          7,750          9,250           0.00           0.00

----------------------
(1) Market value of the underlying securities at the exercise date or year-end, as the case may be, less the exercise price of "in-the-money" options. Messrs. Westerman, Johnson and Krohn paid cash for their option shares, while Messrs. Vannucci and Grippe elected cashless exercise and received 14,168 shares.

Employment Agreements

         William L. Westerman serves as Chairman of the Board, President and Chief Executive Officer of the Company, and as Chairman of the Board and Chief Executive Officer of ROC.

         Under Mr. Westerman's existing employment agreement with the Company, which was last amended on June 24, 1998, Mr. Westerman shall be employed by the Company for an indefinite period subject to termination by either the Company or Mr. Westerman on not less than 120 days prior written notice. Mr. Westerman's base compensation is $600,000.

         Under the employment agreement, Mr. Westerman is entitled to participate in the Company's Senior Management Compensation Plan or such other executive bonus plan as shall be established by the Company's Board of Directors (collectively the "Plan"). If at least 80% of targeted net income, as defined by the Plan, is met, Mr. Westerman shall be entitled to receive a bonus under the Plan expressed as a percentage of his $600,000 base salary depending on the percentage of targeted net income realized by the Company in a particular year, with a maximum bonus of $900,000. Mr. Westerman received an incentive bonus of $900,000 for 1998.

         The employment agreement provides that the Company fund a retirement account for Mr. Westerman. Pursuant to the employment agreement, an aggregate of $4,877,968 had been credited to the retirement account from its inception through January 1, 1999. Under the employment agreement, each year that Mr. Westerman continues to be employed, an amount equal to Mr. Westerman's base salary for that year will be credited to the account on January 1 of that year and in the event that Mr. Westerman is no longer employed by the Company (except for termination for cause, in which case Mr. Westerman would forfeit all rights to monies in the retirement account), Mr. Westerman will be entitled to receive the amount in the retirement account as of the date he ceases to be employed by the Company in 20 quarterly installments. Pursuant to the employment agreement, the retirement account was credited quarterly with interest and shall be credited with additional amounts on the first day of each succeeding calendar quarter equal to the product of (i) the Company's average borrowing cost for the immediately preceding fiscal year, as determined by the Company's chief financial officer and (ii) the average outstanding balance in the retirement account during the preceding calendar quarter. Total interest earned for 1998 and 1997 was $410,159 and $343,914, respectively. In the event of Mr. Westerman's death, an amount equal to the applicable federal estate tax (now 60%) on the retirement account will be pre-paid prior to the date or dates such taxes are due.

         The Company retains beneficial ownership of all monies in the retirement account, which monies are earmarked to pay Mr. Westerman's retirement benefits. However, upon (i) the vote of a majority of the outstanding shares of Common Stock approving a "Change of Control" (as defined below), (ii) the occurrence of a Change of Control without Mr. Westerman's consent, (iii) a breach by the Company of a material term of the employment agreement or (iv) the expiration or earlier termination of the term of the employment agreement for any reason other than cause, Mr. Westerman may require the Company to establish a "Rabbi Trust" for the benefit of Mr. Westerman and to fund such trust with an amount of cash equal to the amount then credited to the retirement account, including any amount to be credited to the retirement account upon a Change of Control discussed below.

         On February 5, 1998, the shareholders of the Company by a majority vote approved the Agreement and the Plan of Merger (the "Riviera Merger Agreement") with R&E Gaming Corp. and its wholly-owned subsidiary Riviera Acquisition Sub, Inc. (See,"Security Ownership of Certain Beneficial Owners and Management" for a description of the Riviera Merger Agreement and events that have taken place since the February 5, 1998 shareholder approval.) Such shareholder approval constituted a Change of Control. On March 5, 1998, subsequent to this Change of Control, Mr. Westerman exercised his right to require the Company to establish and fund a Rabbi Trust for his benefit. On March 20, 1998, Mr. Westerman and the Company entered into an agreement whereby Mr. Westerman waived his right to have the Company fund the Rabbi Trust in exchange for the Company agreeing to fund such Rabbi Trust within five business days after notice from Mr. Westerman.

         Mr. Westerman's employment agreement provides (a) that the sum of Mr. Westerman's base salary, bonus, and credits to his Retirement Account in any one year shall not exceed that which would have been payable under his previous employment agreement with the Company, and (b) that Mr. Westerman shall instruct the Company of any reductions in base salary, bonus, and credits to his Retirement Account necessary to comply with this limitation. The Company has determined that for the year 1998, a reduction of $194,000 would be necessary to comply with this provision. Prior to December 31, 1998, Mr. Westerman instructed the Company that this be applied to reduce the amount to be credited to his retirement account from $600,000 to $406,000.

         In addition to Mr. Westerman, four executives have employment contracts with the Company for fixed terms of either 2 or 3 years. Each of these employment contracts contains a Termination Fee Agreement and a Stay Bonus Agreement. See "Termination Fee Agreements" and "Stay Bonus Agreements." These employment agreements also provide for a "Normal Incentive Bonus" entitling the executive to participate in the Company's Senior Management Compensation Plan (the "Plan") whereby the employee may share a portion of the Plan's pool which provides for a target of $25 million EBITDA for the years 1999 and 2000 with amounts being credited to the Plan's pool up to a maximum of $1.2 million. Three of these employment agreements also provide for a "Special Incentive Bonus" in an amount equal to one-third of any excess of $1.2 million.

Employee Stock Purchase Plan

         On March 5, 1996, the Board of Directors adopted an employee stock purchase plan (the "Stock Purchase Plan"), which was approved by the stockholders on May 10, 1996. A total of 300,000 shares of Common Stock (subject to adjustment for capital changes) in the aggregate may be granted under the Stock Purchase Plan. The Stock Purchase Plan is administered by the Compensation Committee. The purchase price per share of stock shall be 85% of per share market value of the Common Stock on the purchase date. On May 31, 1996, approximately 560 union and non-union employees participated in the Stock Purchase Plan. Under the Stock Purchase Plan, 137,000 shares were issued to employees at $11.26 (85% of market price at May 10, 1996), for $160,000 cash and the balance in notes receivable of $1,383,000 which were payable over two years via payroll deduction. During 1997, 6,200 shares were reissued at $11.47 for notes receivable of $71,145. During 1996, 1997 and 1998 respectively, 17,600, 25,900 and 65,100 shares were returned to the Stock Purchase Plan, and 265,400 shares remained eligible to be issued under the plan at December 31, 1998.

         The Company has registered the issuance of all the shares issuable under the Stock Purchase Plan on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act").

Key Employee Retention Plan

         As a result of the scheduled openings of several new Las Vegas Strip properties in 1998, 1999 and 2000, an estimated 38,000 jobs must be filled, including 5,000 supervisory positions. Because of the Riviera's performance and reputation, its employees are prime candidates to fill these positions. In the third quarter of 1998, management instituted an employee retention plan which covers approximately 85 executive, supervisory and technical support positions and includes a combination of employment contracts, stay put agreements, bonus arrangements and salary adjustments.

Termination Fee Agreements

         Approximately   85  executive   officers  and   significant   employees
(excluding Mr. Westerman) of ROC have termination fee agreements effective through January 2000, pursuant to which each of such employees will be entitled to receive (1) either six months' or one year's base salary if their employment with the Company is terminated, without cause, within 12 or 24 months of a change of control of the Company or ROC; and (2) group health insurance for periods of either one or two years. The base salary payments are payable in bi-weekly installments subject to the employee's duty to mitigate by using his or her best efforts to find employment. The estimated total amount that would be payable under all such agreements is approximately $5 million in salaries and $1.5 million in benefits as of December 31, 1998.

Stay Bonus Agreements

        Approximately 85 executive officers and significant employees (excluding Mr. Westerman) of ROC are party to agreements pursuant to which each such employee is entitled to receive a "stay bonus" (varying amounts) if the employee is discharged without cause (as defined in the stay bonus agreements), or continues to be employed by the Company on each of January 1, 2000,January 1, 2001 and June 30, 2001. The estimated total amount that would be payable under all such agreements is approximately $2.3 million.

             Compensation Committee Report on Executive Compensation

         The Compensation Committee endeavors to ensure that the compensation program for executive officers of the Company is effective in attracting and retaining key executives responsible for the success of the Company and is tailored to promote the long-term interests of the Company and its stockholders. The Company's executive officer compensation program in its last completed fiscal year was principally comprised of base salary, an executive incentive plan, a 401(k) plan, a profit-sharing plan and long-term incentive compensation in the form of incentive stock options or non-qualified stock options.

         The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's Chief Executive Officer and his recommendations regarding the other executive officers. In particular, the Compensation Committee considers several financial performance measures, including revenue growth and net income. However, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Committee also considers achievements that, while difficult to quantify, are important to the Company's long-term success. The Compensation Committee seeks to create a mutuality of interest between the executive officers and the Company's stockholders by increasing the executive officers' ownership of the Company's Common Stock through the Stock Option Plan.

         Salary levels for the Company's executive officers are significantly influenced by the need to attract and retain management employees with high levels of expertise. In each case, consideration is given both to personal factors, such as the individual's experience, responsibilities and work performance, and to external factors, such as salaries paid by comparable companies in the gaming industry. With regard to the latter, it is important to recognize that because of the opening of a new property on the Las Vegas Strip in 1998, the scheduled openings of several new properties in 1999 and 2000, and the growth of riverboat and dockside gaming and the proliferation of jurisdictions in which gaming is permitted, the Company competes with numerous other companies for a limited pool of experienced and skilled personnel. Therefore, it is critical that the Company provide base salaries that are competitive in the casino industry. With respect to the personal factors, the Compensation Committee makes salary decisions in an annual review based on the recommendations of the Chief Executive Officer. This annual review considers the decision-making responsibilities of each position as well as the experience and work performance of each executive. The Chief Executive Officer views work performance as the single most important measurement factor.

         The compensation of Mr. Westerman for the Company's last completed fiscal year was set pursuant to the employment agreement described in the "Compensation of Executive Officers" section.

                               THE COMPENSATION COMMITTEE
                               Richard L. Barovick, Chairman
                               James N. Land, Jr.

                                Performance Graph

         The following graph compares the annual change in the cumulative total return, assuming reinvestment of dividends, on the Company's Common Stock with the annual change in the cumulative total returns of the NASDAQ Broad Market, the American Stock Exchange Index (the "AMEX Index"), the New York Stock Exchange (the "NYSE") and the NASDAQ Amusement and Recreation Services Index (the "NASDAQ 79xx"), which the Company considers to be its peer industry group. The graph assumes an investment of $100 on December 31, 1993, in each of the Common Stock, the stocks comprising the NASDAQ Broad Market, the stocks comprising the AMEX Index and the stocks comprising the NASDAQ 79xx.


Comparison of Cumulative Total Return Among the Company, NASDAQ Broad Market, the AMEX Index, the NYSE and the NASDAQ 79xx1


PERFORMANCE GRAPH APPEARS HERE

Date         Riviera   Nasdaq    Nasdaq 79xx    Amex    NYSE
--------     -------   ------    -----------    ----    ----
12/31/93      100       100       100           100     100
12/31/94      126        97        59            93     100
12/31/95      337       135        47           120     136
12/31/96      622       166        47           122     164
12/31/97      613       202        54           153     218
12/31/98      210       282        55           163     262

--------
         1 Comprised of companies whose stock is traded on the NASDAQ National Market and whose standard industrial classification is within 7900-7999. The Company does not necessarily believe that this is an indication of the value of the Company's stock.

          Security Ownership of Certain Beneficial Owners and Management

                  The Common Stock is traded on the American Stock Exchange. The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 7, 1999, by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding Common Stock of the Company (based on reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, or upon information furnished to the Company),
         (ii) the directors and certain officers of the Company and (iii) all directors and officers of the Company and ROC as a group. The percentages of shares of Common Stock held or beneficially owned by any Stockholder or group of Stockholders are based upon the total number of shares of Common Stock outstanding as of April 7, 1999. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                                                 Shares Beneficially Owned
         Name                                                                   Number               Percentage**
         ----                                                                   ------               ----------
         William L. Westerman(1)(2)                                            504,200                    9.9%
         Robert R. Barengo(1)(2)                                                 5,180                     *
         Richard L. Barovick(1)(2)                                              10,000                     *
         James N. Land, Jr.                                                      1,500                     *
         Ronald P. Johnson(1)(2)                                                39,250                     *
         Duane R. Krohn                                                         36,050                     *
         Robert Vannucci(1)(2)                                                  24,418                     *
         Jerome P. Grippe(1)(2)                                                 22,918                     *
         Keyport Life Insurance Co.(3)                                         857,160                   16.9
         SunAmerica Life Insurance Company(4)                                  761,920                   15.0
         Morgens Entities:(5)
           Betje Partners                                                       29,360                    0.6
           Morgens Waterfall Income Partners                                    43,920                    0.9
           MWV Employee Retirement Plan Group Trust                              7,760                    0.2
           Phoenix Partners, L.P.                                               79,440                    1.6
           Restart Partners, L.P.                                              282,000                    5.8
           Restart Partners II, L.P.                                           440,600                    8.7
           Restart Partners III, L.P.                                          298,600                    5.9
           The Common Fund                                                      90,880                    1.8
                                                                           -----------                   ----
               Total Morgens Entities                                        1,264,800                   25.0
         James D. Bennett(6)                                                   497,065                    9.8
         Allen E. Paulson(7)                                                   463,655                    9.1
         All executive officers and directors as a group                       697,413                    12.9
         (11 persons).(1)(2)

         --------------------------------
         *     Less than 1%.
         ** Based on 5,068,376 shares of Common Stock outstanding on April 7, 1999.

     The address for each director and officer of the Company or ROC is c/o Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

     Includes vested portion of options to purchase shares of Common Stock granted pursuant to the Stock Option Plan and Non-qualified Stock Option Plan for Non-Employee Directors. The address for Keyport Life Insurance Company ("Keyport") is 125 High Street, Boston Massachusetts 02110. Stein Roe & Farnham Incorporated, an affiliate of Keyport, is Keyport's investment advisor, and, as such, has the power and authority to direct the disposition of the securities, and accordingly, could be deemed to be a "beneficial" owner within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Stein Roe & Farnham Incorporated, however, disclaims actual beneficial ownership of such securities. The address for SunAmerica Life Insurance Company ("SunAmerica") is One SunAmerica Center, Los Angeles, California 90067. The address for Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens") is 10 East 50th Street, New York, New York 10022. Morgens or its principals are either investment advisors to, or trustees or general partners of, the eight entities listed in the above table ("Morgens Entities") that are the owners of the Common Stock of the Company. Morgens or its principals have the power and authority to direct the disposition of these securities and, accordingly, could be deemed to be "beneficial" owners within the meaning of Rule l3d-3 of the Exchange Act. Each of Morgens, its principals and the Morgens Entities, however, disclaims beneficial ownership with respect to any securities not actually beneficially owned by it. The address for Mr. Bennett is 2 Stamford Plaza, Suite 1501, 281 Tresser Boulevard, Stamford, Connecticut 06901. Includes 303,003 shares held by Restructuring Capital Associates, L.P. ("Restructuring Capital") and Bennett Restructuring Fund, L.P. The address for Mr. Paulson is Del Mar Country Club, 6001 Clubhouse Drive, Rancho Santa Fe, California 92067.


           The Company is a party to a registration rights agreement with, among others, Morgens, Keyport, SunAmerica and affiliates of Restructuring Capital, each of which owns more than 5% of the Common Stock. Pursuant to the Equity Registration Rights Agreement dated June 30, 1993, among the Company and the Holders of Registerable Shares referred to therein, each of the three largest holders of Common Stock is entitled to cause the Company to file a registration statement and holders of 51% or more of the shares of Common Stock then subject to the Equity Registration Rights Agreement are entitled to cause the Company to file two registration statements, registering under the Securities Act, the offer and sale of Common Stock owned by such persons. All other Holders of Registerable Shares will be entitled to have shares of Common Stock owned by them included in any such registrations in addition, the agreement grants to each party the right to have included, subject to certain limitations, all shares of Common Stock owned by such party in any registration statement filed by the Company under the Securities Act, including those filed on behalf of the Company or security holders not party to the Equity Registration Rights Agreement. Pursuant to the agreement, the Company will pay all costs and expenses, other than underwriting discounts and commissions, in connection with the registration and sale of Common Stock under the agreement.

                                  Certain Relationships and Related Transactions

           Robert R. Barengo was formerly a director and 10% stockholder of Leroy's. In May 1996, Leroy's became a wholly-owned subsidiary of AWI, a publicly hold corporation listed on NASDAQ. Mr. Barengo is currently a director of AWI and owns 7% of the outstanding stock of AWI, which leases approximately 12,000 square feet of the Riviera Hotel & Casino's casino floor. AWI is the operator of the Riviera Hotel & Casino's sports book operations. This lease was assumed by the Company from Riviera, Inc. and is still in effect. The lease provides for rental payments based upon the monthly and annual revenues derived by AWI from the location. From January 1, 1998 through December 31, 1998, AWI paid aggregate rent to ROC of approximately $212,000 The Company believes that the terms of the lease with AWI are at least as favorable to the Company and ROC as could have been obtained from unaffiliated third parties and are at least as favorable as terms obtained by other casino hotels in Las Vegas. AWI also owns Howard Johnson Hotel & Casino located at the intersection of Tropicana Avenue and Interstate 15 in Las Vegas, Nevada. The hotel's operations include an International House of Pancakes restaurant, on-site food and beverage sales, 150 guest rooms (no suites) and approximately 53 gaming machines. The
         Company believes that this casino/hotel's operations are not competitive with the Riviera Hotel & Casino

           As of April 1, 1998, the Company entered into a letter agreement, with Mr. Barengo, a member of the Bar of the State of Nevada, pursuant to which Mr. Barengo has been assisting the Company and its outside counsel in enforcing the Company's rights under the Riviera Merger Agreement and with related matters. Under such letter agreement, Mr. Barengo receives a fee of $10,000 per month for his consulting services, which services commenced on April 1, 1998. Either party may terminate the letter agreement on no less than seven days prior written notice.

           From August 1996 until February 1997, Riviera Gaming Management-Elsinore, Inc. ("RGME"), an indirect wholly-owned subsidiary of the Company, operated the Four Queens located adjacent to the Golden Nugget on Fremont Street in downtown Las Vegas under an interim management agreement for a fee of $83,333 per month, A long-term management agreement (the "Management Agreement") with Elsinore Corporation ("Elsinore"), which owns the Four Queens through its wholly-owned subsidiary Four Queens, Inc., went into effect on February 28, 1997, the effective date of the Chapter 11 plan of reorganization of Elsinore. The Morgens Entities, beneficial owners of approximately 25% of the common stock of the Company, own over 94% of the voting stock of Elsinore. The Company believes that the terms of the Management Agreement are no less favorable to the Company than if the Company had negotiated with an independent third party. The term of the Management Agreement is approximately 40 months, subject to earlier termination or extension. Either party can terminate the Management Agreement if (i) substantially all the Four Queens' assets are sold;
         (ii) the Four Queens is merged; or (iii) a majority of the Four Queens' or Elsinore's shares are sold. Upon such termination RGME will receive a $2.0 million termination bonus minus any amount realized or realizable upon exercise of the warrants. Either party may terminate the Agreement if cumulative earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the first two fiscal years are less than $12.8 million. The Four Queens EBITDA for the 24 months ending March 31, 1999 was approximately $10.2 million. Management and the Board of Directors of Elsinore have agreed to continue the agreement for its original term provided, however, that it can be terminated by either party on six month's notice. RGME is paid a minimum annual management fee of $1.0 million, payable in equal monthly installments. In addition, RGME is entitled to a fee of 25% of the amount by which the Four Queens EBITDA exceeds $8 million in any fiscal year. Based upon current historical and projected EBITDA, it is unlikely that the $8 million threshold will be met. RGME has received warrants to purchase 1,125,000 shares of common stock of Elsinore, exercisable during the term or extended term of the Management Agreement at an exercise price of $1 per share. In consideration of Four Queens' failure to meet the $12.8 million EBITDA threshold for the first two years of the agreement, RGME and Elsinore are negotiating a revised termination bonus.

           Since March 5, 1997, Mr. Westerman has been the President and a director of Four Queens, Inc. Mr. Westerman has also been a director of Darling International Inc., a publicly held company, since June 23, 1997. Morgens Entities own 46.13% of the stock of Darling International Inc. which is primarily in the business of processing annual and bakery waste by-products.

              Section 16(a) Beneficial Ownership Reporting Compliance

           Section 16(a) of the Exchange Act requires the Company's directors and executive officers and any persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission various reports as to ownership of such Common Stock. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations to the Company, during the last fiscal year (i) the Form 5 filed by Mr. Barengo for the fiscal year ending December 31, 1998 was not timely filed, (ii) a Form 4 filed by Richard Barovick to report purchases of Common Stock in August 1998 was 18 days late;
         (iii) a Form 4 filed by Michael Falba to report dispositions of Common Stock in March 1998 was 13 days late; and (iv) other than these specific exceptions, the aforesaid Section 16(a) filing requirements of these and all other officers and directors were met on a timely basis during 1998.

                                          INDEPENDENT PUBLIC ACCOUNTANTS

           The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent certified public accountants of the Company for the fiscal year ending December 31, 1999. Deloitte & Touche LLP have been the accountants for the Company and its predecessor since prior to 1988. Representatives of Deloitte & Touche LLP ("Representatives") are expected to be present at the Annual Meeting. The Representatives will have the opportunity to make a statement, although they are currently not expected to do so. The Representatives are expected to be available to respond to appropriate questions.

                                                   OTHER MATTERS

           The Board of Directors of the Company knows of no other matters which are to be brought before the Annual Meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the proxy.

                                             PROPOSALS OF STOCKHOLDERS

           Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received at the Company's executive offices on or before December 31, 1999, for inclusion in the Company's Proxy Statement with respect to such meeting.

                          RIVIERA HOLDINGS CORPORATION




                                        By William L. Westerman,
                                          President, Chief Executive Orricer and
                                          Chairman of the Board of Directors

         IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY.

                                   ANNEX  I

                                  ARTICLE IX
                COMPLIANCE WITH THE APPLICABLE GAMING LAWS

                  Section 1. Definitions. For purposes of this Article IX, the following terms shall have the meaning specified below:

                           (a) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                           (b) "Affiliated Companies" shall mean those companies directly or indirectly affiliated or under common Ownership or Control with the corporation, including, without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable Gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws, or which are seeking to be registered or licensed.

                           (c) "Divestiture" shall mean the sale or other disposition of securities in a manner which would not (i) violate the federal securities laws or the securities laws of any state and (ii) result or be likely to result in any Person being required to be licensed, found suitable or otherwise approved by any Gaming Authority.

                           (d) "Divestiture Date" shall mean, with respect to any Divestiture, the date on which such Divestiture must be completed, as determined by any Gaming Authority or the Board of Directors of the corporation in its sole discretion, as applicable.

                           (e) "Divestiture Notice" shall mean that notice requiring Divestiture served by the corporation on an Unsuitable person if a Gaming Authority requires the corporation, or the Board of Directors of the corporation deems it necessary or advisable, to require such Unsuitable Person to undertake a Divestiture of the corporation's securities. Each Divestiture Notice shall set forth (a) the Divestiture Date, (b) the kind and number of shares of securities required to be divested, and (c) any other requirements relating to such Divestiture.

                           (f) "Effective Date" shall mean the date that a Certificate of Amendment amending the Second Restated Articles of Incorporation of the corporation to include the provisions of this
         Article IX becomes effective under Nevada law.

                           (g) "Existing Holder" shall mean any Person who Owns or Controls on the Effective Date any securities of the corporation or any securities of or interest in any affiliated Company, and any Affiliate of such Person as of such date.

                           (h) "Gaming" or "Gaming Activities" shall mean the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other gaming enterprise, including, without limitation, slot machines, gaming devices, games, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems and related and associated equipment and supplies.

                           (i) "Gaming Authorities" shall mean all international, foreign, federal, state and local regulatory and licensing bodies and agencies with authority over Gaming within any Gaming Jurisdiction.

                           (j)   "Gaming    Jurisdictions"    shall   mean   all
         jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are lawfully conducted.

                           (k) "Gaming Laws" shall mean all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory and licensing authority over Gaming within any Gaming Jurisdiction, and all rules and regulations promulgated by such Gaming Authority thereunder.

                           (l) "Gaming Licenses" shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities.

                           (m) "Ownership or Control" (and derivatives thereof) shall mean (i) ownership or record, (ii) "beneficial ownership" as defined in Rule 13d-3 promulgated by the SEC under the Securities Act, and (iii) the power to direct and manage, by agreement, contract, agency or other manner, the voting or management rights or disposition of securities of the corporation.

                           (n) "Person" shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

                           (o) "Redemption Date" shall mean the date by which the securities Owned or Controlled by an Unsuitable Person are to be redeemed by the corporation.

                           (p) "Redemption Notice" shall mean that notice of redemption served by the corporation on an Unsuitable Person if a Gaming Authority requires the corporation, or the Board of Directors of the corporation deems it necessary or advisable, to redeem such Unsuitable Person's securities. Each Redemption Notice shall set forth
         (a) the Redemption Date; (b) the kind and number of shares of securities to be redeemed; (c) the Redemption Price and the manner of payment therefor; (d) the place where certificates for such shares shall be surrendered for payment; and (e) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

                           (q) "Redemption Price" shall mean the per share price for the redemption of any securities to be redeemed pursuant to this Article, which shall be that price (if any) required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price per share to be paid, that sum deemed reasonable by the Corporation, which shall in no event be in excess of the closing sales price of the securities on the national securities exchange on which such shares are then listed on the date the notice of redemption is delivered to the Unsuitable Person by the corporation; or, if such shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the NASDAQ National Market System; or if the shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by NASDAQ or another generally recognized reporting system. The Redemption Price may be paid in cash, by promissory note, or both, as required by the applicable Gaming Authority and, if not so required, as the corporation elects.

                           (r) "Unsuitable Person" shall mean a Person who Owns or Controls any securities of the corporation or any securities of or interest in any Affiliated Company, and any Affiliate of such Person,
         (i) that is determined by a Gaming Authority to be unsuitable to Own or Control such securities or unsuitable to be connected or associated with a Person engaged in Gaming Activities in that Gaming Jurisdiction,
         (ii) that has an Affiliate that is determined by a Gaming Authority to be unsuitable to Own or Control such securities or unsuitable to be connected or associated with a Person engaged in Gaming Activities in that Gaming Jurisdiction, or (iii) who causes the corporation or any Affiliated Company to lose or to be threatened with the loss of, or who, in the sole discretion of the Board of Directors of the corporation, is deemed likely to jeopardize the corporation's or any Affiliated Company's right to use of, entitlement to or application for, any Gaming License.

                  Section 2. Compliance with Gaming Laws. The corporation, all Persons Owning or Controlling securities of the corporation and any Affiliated Companies, and each director and officer of the corporation and any Affiliated Companies shall comply with all requirements of the Gaming Laws in each Gaming Jurisdiction in which the corporation or any Affiliated Companies conducts or seeks to conduct Gaming Activities. All securities of the corporation shall be held subject to the requirements of such Gaming Laws.

                  Section 3.        Finding of Unsuitability

                           (a) The securities Owned or Controlled by an Unsuitable Person shall be redeemable by the corporation, out of funds legally available therefor, by appropriate action of the Board of Directors, to the extent required by the Gaming Authority making the determination of unsuitability or as required to comply with the Gaming Laws to obtain or maintain, Gaming Licenses in such jurisdictions, or renewals thereof, or to the extent deemed necessary or advisable by the Board of Directors of the corporation in its good faith determination. If a Gaming Authority requires the corporation, or the Board of Directors of the corporation deems it necessary or advisable, to redeem such securities, the corporation shall serve a Redemption Notice on the Unsuitable Person and shall purchase the securities on the Redemption Date and for the Redemption Price set forth in the Redemption Notice. From and after the Redemption Date, such securities shall no longer be deemed to be outstanding and all rights of the Unsuitable Person or any Affiliate of the Unsuitable Person therein, other than the right to receive the Redemption Price, shall cease. The Unsuitable Person shall surrender the certificates for any securities to be redeemed in accordance with the requirements of the Redemption Notice.

                           (b) In the event the Board of Directors of the corporation in its sole discretion determines that a redemption of the securities of an Unsuitable Person in the manner set forth in clause
         (a) of this Section 3 would adversely affect the corporation, then in lieu of a Redemption Notice, the corporation shall serve the Unsuitable Person with a Divestiture Notice. The Unsuitable Person shall thereafter promptly undertake to complete such Divestiture by the Divestiture Date. The corporation may elect to, but shall not be required to, file a registration statement under applicable securities laws to register such securities, in which case the Unsuitable Person will cooperate fully with the corporation in the preparation and filing of such registration statement.

                           (c) Commencing on the date that a Person is found to be an Unsuitable Person, and until the securities Owned or Controlled by the Unsuitable Person or the Affiliate of an Unsuitable Person are redeemed or divested in accordance with this Section 3, or such Person is no longer an Unsuitable Person or an affiliate of an Unsuitable
         Person, the Unsuitable Person and each Affiliate of an Unsuitable Person may not (a) receive any dividend or interest with regard to the securities; (b) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such securities, and such securities shall not for any purposes be included in the securities of the corporation entitled to vote, or (c) receive any remuneration in any form from the corporation or an Affiliate Company for services rendered or otherwise.

                  Section 4. Issuance and Transfer of Securities. The corporation shall not issue or transfer any securities or any interest, claim or charge thereon or thereto except in accordance with applicable Gaming Laws. The issuance or transfer of any securities in violation thereof shall be ineffective until (a) the corporation shall cease to be subject to the jurisdiction of the applicable Gaming Authorities, or
         (b) the applicable Gaming Authorities shall, by affirmative action or notice, validate said issuance or transfer or waive any defect in said issuance or transfer.

                  Section 5. Indenture Restrictions. From and after Effective Date, the corporation shall cause to be placed in every indenture or other operative document relating to publicly traded securities (other than capital stock) of the corporation or any of its subsidiaries entered into following such date a provision requiring that any Person or Affiliate of a Person who holds the indebtedness represented by that indenture and is found to be unsuitable to hold such interest shall have the interest redeemed or shall dispose of the interest in the corporation in the manner set forth in the indenture or other document.

                  Section 6. Notices. All notices given by the corporation pursuant to this Article, including Redemption Notices, shall be in writing and shall be deemed given when delivered by personal service or telegram, facsimile, overnight courier or first class mail, postage prepaid, to the Person's address as shown on the corporation's books and records.

                  Section 7. Indemnification. Any Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify the corporation and its Affiliated Companies for any and all costs, including attorneys' fees, incurred by the corporation and its Affiliated Companies as a result of such Unsuitable Person's or Affiliate's continuing Ownership or Control or failure to promptly divest itself of any securities in the corporation.

                  Section 8. Injunctive Relief. The corporation is entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this Article and each holder of the securities of the corporation shall be deemed to have acknowledged, by acquiring the securities of the corporation, that the failure to comply with this Article will expose the corporation to irreparable injury for which there is no adequate remedy at law and that the corporation is entitled to injunctive relief to enforce the provisions of this Article.

                  Section 9. Use of terms. All references to any term in the plural shall be deemed to include the singular of such term and vice versa.

Preliminary Copy

                          RIVIERA HOLDINGS CORPORATION
             2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 8, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         OF RIVIERA HOLDINGS CORPORATION


         The undersigned hereby appoints William Westerman and Duane Krohn as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock, par value $.001 per Share (the "Shares"), of Riviera Holdings Corporation (the "Company") held of record by the undersigned on May 7, 1999 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 2 p.m. local time on June 8, 1999 or any adjournments or postponements thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO INSTRUCTIONS ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE "FOR" ALL OF THE NOMINEES FOR DIRECTORS IN PROPOSAL 1 AND "FOR" APPROVAL OF THE AMENDMENT IN PROPOSAL 2.

   The Board of Directors recommends a vote FOR the nominees for directors.
--------------------------------------------------------------------------------

1.   Election of the following Four Nominees as Directors of the Company:
     William L. Westerman; Robert R. Barengo; Richard L. Barovick; and James N. Land, Jr.

     FOR nominees listed above          WITHHOLDING AUTHORITY
     (except as indicated below)        to vote for all nominees listed above

     FOR all nominees listed above except withhold authority to vote for the following nominee(s):



The Board of Directors  recommends a vote FOR the adoption of Proposal 2.

2. Proposal to approve and adopt the amendment to the Company's Second Restated Articles of Incorporation which is attached in its entirety as Annex I to the Proxy Statement. The Amendment would provide that (i) all persons owning or controlling securities of the Company and its affiliated companies (which securities were acquired after the Amendment becomes effective) must comply with all gaming laws in each jurisdiction in which the Company or its affiliated companies conducts or plans to conduct gaming activities, and (ii) the Company could redeem, or force the divestiture of, the Company's securities owned by any person or an affiliate of such person who was found to be "unsuitable" by a gaming authority to own or control securities of the Company or its affiliated companies or who causes the Company or its affiliated companies to be threatened with the loss of any gaming license.

                   FOR    AGAINST    ABSTAIN

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

         Print and sign your name below exactly as it appears hereon. When Shares are registered in the name of more than one person, this proxy card must be signed by all named holders. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign as full corporate name by president or authorized officer. If a partnership, please sign in partnership by authorized person.

The undersigned acknowledges receipt of the copy of the Notice of Annual Meeting and Proxy Statement (with all enclosures and attachments) relating to the Annual Meeting. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU SIGN, DATE AND MAIL THE PROXY CARD TODAY.

                               Dated: ____________________________________, 1999

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                                           Signature (Title, if any)

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                                           Signature, if held jointly


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Print name of Stockholder as it appears hereon